Exhibit 4.63

Escrow Agreement of the Transaction Funds for Property Sale and Purchase

No. 201575557602

The Vendor (“Party A”): Global Sources Properties (Shenzhen) Co. Ltd.

Legal Representative:   Sandy Ng

Company Address: 35th Floor, Shenzhen International Chamber of Commerce Tower, No.168 Fuhua 3rd Road, Futian District, Shenzhen

Telephone: 0755-8828 2888

The Purchaser (“Party B”): Shenzhen Sihai Hengtong  Property Co., Ltd.

Legal Representative: Huang Chunxiang

Company Address: Room 1510 , Excellent Times Square, Futian District, Shenzhen

Telephone: 0755-8278 6199

Escrow Bank (“Party C”):  China Merchants Bank Shenzhen Central Business Branch

Person in-charge:  -

Address: China Merchants Bank, Floor 1, Central Business Building, Fuhua 1st Road , Futian District, Shenzhen

Telephone: 0755-8203 2568

To ensure that the vendor and the purchaser can complete the transaction of property transfer smoothly in the market of selling and buying the existing properties, upon the joint application by Party A and Party B, Party C hereby agrees that Party B will remit the funds for buying the property under the property transfer agreement (“Transaction Funds”) into the escrow account designated hereunder, and such Transaction Funds will be jointly escrowed and controlled by Party A, Party B and Party C. Therefore the three parties hereby agree to enter into and jointly comply with this agreement (“Agreement”):

Article 1.
Party A and Party B are in the transaction of property sale and purchase. Party B is willing to buy from Party A the eight (8) units, numbered 5001, 5002, 5003, 5005, 5006, 5008, 5009 and 5010 on the 50th Floor of Shenzhen International Chamber of Commerce Tower (hereafter referred to as “Property”), which is located at the intersection of Yitian Road and Fuhua 3rd  Road , Futian District, Shenzhen.  To ensure the transaction for Party A and Party B and upon both parties’ negotiation, Party B is voluntarily willing to remit all or part of the Transaction Funds into the escrow account designated under this Agreement and entrust Party C to manage such account.

Article 2.               Escrow

2.1	Source of the escrow funds: the Transaction Funds under Article 1 agreed by Party A and Party B;

2.2	Amount of the escrow funds: RMB114,506,970.00 in aggregate.

2.3
Escrow method: Party B remits the Transaction Funds into Party C’s escrow account. During the escrow period, neither Party A nor Party B is allowed to use or take any actions on such Transaction Funds in advance unless the conditions precedent stipulated hereunder are fulfilled.

2.4	Escrow account:

☐ (Applicable to any transfer by the counter of China Merchants Bank or any transfer by other banks other than China Merchants Bank within same city, please tick in the ☐ if applicable, otherwise please mark cross):

Account Name: Corporate fund escrow account

Account Number: 975557620629116010

Bank: China Merchants Bank Shenzhen Central Business Branch

Within 2 working days after Party B remits the escrow funds into Party C’s escrow account, Party C shall provide Party A and Party B respectively with the certifying documents proving that all the escrow funds are in the account (e.g. bank statement for such funds).

2.5	Escrow period: from the effective date of this Agreement to any occurrence of any termination events stipulated hereunder.

2.6	Charges

(1)
The charges for the escrow under this Agreement are 0. Party A and Party B will negotiate and agree how to distribute such charges, Party and/or Party B will pay Party C such charges on a lump sum basis when executing this Agreement. Upon completion of such payments, Party A or Party B has no right to require Party C to refund such payments, unless this Agreement fails to become effective.

2.7	During the escrow period, Party C will not pay any fees including interests accrued on such escrow funds to Party A or Party B.

Article 3.	Rights, obligations and liabilities of each party to this Agreement

3.1
According to Party C’s requirements, Party A and/or Party B shall provide Party C with business license, organization institution code certificate, certifying letter of legal representative and any other documents related to the transaction of the Property and other documents requested by Party C. And Party A and/or Party B shall ensure the validity, legality and completeness of the aforementioned documents.

3.2
Party A undertakes that it legally owns the title of the Property and has the right to sell such Property. Party B undertakes all the funds remitted into the escrow account by any way including but not limited to transfer by EPS self-service terminal machine or transfer by any other bank other than Party C are legitimate and Party B legally owns such funds or legally has the right to dispose the same. In the event of any economic liabilities or legal liabilities incurred from any disputes caused by any claim raised by any third party, such liabilities shall be solely and fully assumed by Party B.

If Party C finds out that any escrow funds in the escrow account remitted by Party B are not owned by Party B or there is any issue related to the legitimacy on the source of the funds (including but not limited to the account from which Party B remits the funds is not Party B’s account), Party C has the right to judge and unilaterally determine whether or not to terminate this Agreement at its own discretion, Party A and Party B has no dissents on this arrangement, and shall not require Party C to assume any economic and/or legal liabilities. Meanwhile, the provisions under this clause do not impose any obligation in any form on Party C to scrutinize the source and nature of the escrow funds remitted by Party B (including but not limited to whether the name of the account from which Party B remits the funds is consistent with company’s name).

3.3
If Party A applies to Party C/ any other branch of China Merchants Bank for a loan to redeem the Property(“Loan”), and such foregoing escrow funds are to be used as the repayment for the Loan to Party C/any other branch of China Merchants Bank, then Party A shall go through all the procedures for the repayment of the Loan according to Party C’s requirements simultaneously signing this Agreement, so as to ensure the escrow funds could be used to repay the Loan with interests accrued to  Party C/any other branch of China Merchants Bank when the escrow funds are released.

3.4
During the escrow period, Party A and Party B shall be jointly responsible for going through the title transfer formalities of the Property, Party C will not participate in or supervise the transaction between Party A and Party B, any disputes arising therefrom shall be settled between Party A and Party B who in any case shall not involve Party C with such disputes.

3.5	Party C has no obligation to ensure or supervise the legitimacy, feasibility, transaction price of the Property transfer or any other issues related to such transaction.

3.6
In the event that Party A and/or Party B provides Party C with the “application form/approval letter for transfer of the escrow funds for the existing property transfer”(“Application Form for Funds Release”) according to Article 4 of this Agreement, and so long as Party C takes action strictly in line with this Article 4, any legal consequence arising therefrom shall be solely assumed by the applicant, regardless that whether there are any disputes between Party A and Party B, including but not limit to whether the application conditions are fulfilled, the amount that being required to be released, the actual performance of the transaction and the application way, etc.

3.7	During the escrow period, the escrow of the funds by Party C does not mean Party C has any obligation to ensure or supervise Party B’s payment obligation.

3.8
If Party A and/or Party C entrusts the others to perform this Agreement on its behalf, the delegation and authorized scope shall be notarized by the notary office, charges for notarization shall be borne by Party A and/or Party C on its own. Furthermore, the delegation, authorized scope, time, etc. shall be crystal clear in the power of attorney, otherwise Party C has the right to reject such delegation and any consequence incurred shall be assume by the principal.

3.9
If the amount being applied to be released in the Application Form for Funds Release  signed by the applicant is higher than the amount (balance) of the escrow funds stipulated in this Agreement, or if the detailed information, such as the recipient of the funds, in the Application Form for Funds Release is not consistent with the requirements specified under Article 4 or does not meet Party C’s requirements, such application is null and void, Party C has the right to reject such application, and any economic/legal liabilities incurred shall be assumed by such applicant.

3.10	Party C merely manages the escrow funds based on the provisions in this Agreement, and does not have any obligation to scrutinize the source or nature of such funds.

3.11
If the funds in the escrow account are attached, froze, remitted or enforced by any competent judicial or administrative authorities, Party A and Party B undertake and ensure that they will not have any dissents on or objections to Party C’s assistance to such competent authorities, and shall not claim that Party C fails to perform or improperly performs the escrow obligation hereunder and thus require Party C to assume any economic and/or legal liabilities.

Article 4.	Termination of the escrow

4.1	Termination events upon agreement

(1)
As the seller, Party A is entitled to unilaterally apply to Party C for releasing the escrow funds, and unilaterally fill in the Application Form for Funds Release to notify Party C to refund the funds to Party B’s account thus terminate the escrow. Within 2 working days after Party C receives the Application Form for Funds Release, Party C shall transfer the escrow funds into Party B’s account (account name: Shenzhen Sihai Hengtong  Property Co., Ltd；Account No.: 4100 1900 0400 1102 5; bank: Agriculture Bank of China Shenzhen  Jinfu Branch, below referred to as  “Party B’s Account”). [Party B’s Account shall be opened in the name of Party B, the account number shall be the one from which Party B remits the aforementioned escrow funds, if the transfer of the funds fails due to any inconsistencies of the account name and the account number, Party C will not assume any economic and/or legal liabilities, same below.]

(2)
As the purchaser, Party B is entitled to unilaterally apply to Party C for releasing the escrow funds, and unilaterally fill in the Application Form for Funds Release to notify Party C to transfer the funds to Party A’s account thus terminate the escrow. Within 2 working days after Party C receives the Application Form for Funds Release, Party C shall transfer the escrow funds into Party A’s account (account name: Global Sources Properties (Shenzhen) Co. Ltd；Account No.:817682051810001; bank: China Merchants Bank Shenzhen Central Business Branch). [The account to receive the escrow funds shall be the account opened in the name of Party A, same below.]

(3)
Termination by Party A and Party B in writing: during the escrow period, Party A and Party B may jointly visit Party C to go through the formalities to terminate the escrow. Party A and Party B shall jointly filled in Application Form for Funds Release to apply for Party C to transfer the escrow funds to Party A’s or Party A’s representative’s account or Party B’s Account. Party C shall remit the escrow funds into Party A or Party A’s authorized representative’s account or Party B’s account within two working days upon receipt such Application Form for Funds Release.

(4)
As the Seller, Party A is entitled to unilaterally fill in the Application Form for Funds Release and inform Party C to terminate the escrow and release the escrow funds to Party A or Party A’s representative’s account if Party A is able to (A) show a certifying document (such as “Computer-printed sheet for title search result”) proving that the title of the Property is transferred to Party B, which shall be chopped (such as “Chop exclusively for title enquiry”) by the real estate administrative authorities (including the property title registration center) (notes: any charges for such inquiry incurred shall be borne by Party A; ‚the original of such certifying document shall be kept by Party C and Party C only verifies the document’s authenticity prima facie, Party A and Party B have no objection to this); or (B) show the original of the new title certificate in which Party B is registered as the title holder of the Property.  Party B agrees and has no objection to the foregoing arrangement. Within 2 working days after Party C receives the aforementioned certifying document with the Application Form for Funds Release, Party C shall release and transfer the escrow funds into Party A or Party A’s representative’s account.

4.2	Statutory termination events

(1)
If the competent authorities such as judicial or the administrative authorities require attaching or freezing the escrow funds, Party C has the right to follow such instructions to take action. Where such attachment or freezing is discharged, the escrow funds shall be still escrowed by Party C according to this Agreement.

(2)
If the competent authorities such as judicial or the administrative authorities require remitting the escrow funds, Party C has the right to follow such instructions to take action, thus the escrow matter under this Agreement shall be terminated.

(3)	If any of the statutory termination events occurs, the escrow under this Agreement shall be terminated.

4.3	Partial Termination

If part of the escrow funds shall be terminated due to the termination events upon agreement or statutory termination events, the remainder of the escrow funds shall be still escrowed by Party C according to this Agreement (including but not limited to that Party C may take actions according to the foregoing clauses in relation to termination events upon agreement or statutory termination events.)

4.4
If Party A applies to Party C/ any other branch of China Merchants Bank for a loan to redeem the Property(“Loan”), and such foregoing escrow funds are to be used as the repayment for the Loan to Party C/any other branch of China Merchants Bank, then Party C has the right to reject any application submitted by Party A and/or Party B if the applicant(s) apply to transfer such escrow funds the any other account other than the account exclusively for repayment of the Loan, and Party C will not assume any legal liabilities to any party of this Agreement.

4.5
During the escrow period, if the escrow fails to be terminated according to the foregoing clauses due to any disputes arising from the transaction between Party A and Party B or any other reason, Party A and Party B shall negotiate by themselves, failing which, Party A and Party B may file an action to the court or submit for arbitration (Party C has no obligation to meditate or make any decision or any scrutinizing).  Party C will remit or transfer the escrow funds according to the decision made in the effective court decision, meditation decision or arbitral award. Upon completion of the transfer of the escrow funds by Party C, the escrow matter under this Agreement shall be deemed as termination.

Article 5.
Any written documents under this Agreement such as Application Form for Funds Release will be appendices hereto and shall be part of the Agreement. The three parties hereto may agree other terms and conditions as the appendix of this Agreement. All the appendices shall have the same legal effectiveness as the Agreement. In the event of any inconsistencies between appendices and this Agreement, the appendices shall prevail.

Article 6.
If Party A is a natural individual, this Agreement shall be signed by Party A and Party B and by the authorized representative of Party C with Party C’s company chop, this Agreement shall become effective upon duly execution by Party A, Party B and Party C and upon receipt of the escrow funds paid by Party B (subject to the time when the escrow funds arrives in the escrow account). This Agreement will be terminated when all of the escrow funds are released.

Article 7.
Any disputes arising from the performance of this Agreement shall be negotiated by the three parties, failing which, any party is entitled to: ☐ file a sue to the competent court in the city where Party C is registered; or √☐  submit to South China International Economic and Trade Arbitration Commission for arbitration. (if applicable, please tick in the ☐, otherwise, please mark cross in ☐ )

Article 8.	This Agreement shall be executed in three (3) original copies, each party will hold one original copy, which shall have the same legal effect.

(Below intentionally left blank)

Party A

Legal representative/Authorized representative (Signature)

Party A (company seal):

Party B:

Legal representative/Authorized representative (Signature)

Party B (company seal):

Party C: China Merchants Bank Shenzhen Central Business Branch

Legal representative/Authorized representative (Signature)

Execution Date:  30 October  2015